Exhibit 3.19

CERTIFICATE OF FORMATION

OF

GOODMAN CANADA, L.L.C.

1.)	The name of the limited liability company is GOODMAN CANADA, L.L.C.

2.)	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent as such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GOODMAN CANADA, L.L.C. this First day of December 1999.

/s/ Ralph S. Cohen
Ralph S. Cohen